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EXHIBIT 99.3

                           [THE OUTDOOR CHANNEL LOGO]


PRESS RELEASE                                              FOR IMMEDIATE RELEASE
MAY 3, 2004                                                CONTACT: Mike Hiles
                                                           mhiles@mphpr.com
                                                           Phone: (310) 234-3200

                             OUTDOOR CHANNEL SET TO
                            LAUNCH HD NETWORK IN 2005

TEMECULA, CALIF.--Management of The Outdoor Channel, Inc., a majority-owned subsidiary of Outdoor Channel Holdings, Inc. (OTC: OUTD), announced today plans to launch a new and separate network offering its popular outdoor programming entirely in high-definition. Outdoor Channel 2 HD is set to debut in July 2005 and will offer programming both shared and independent of the existing Outdoor Channel. The news was announced on the second day of the NCTA's The National Show held in New Orleans, LA.

"Our programming is a perfect match for this new technology," said Outdoor Channel CEO Andy Dale. "When that bass is pulled from the water, viewers will feel as if they're wet from the splash; and this is exactly what we want for our growing audience of outdoor enthusiasts- the richest, most fulfilling experience possible allowing the viewer to feel as if they were right there in the middle of all the action."

The Outdoor Channel began an aggressive schedule of HD production during its 2003 fourth quarter, and continues to expand its HD library in response to the thriving community of loyal Outdoor Channel enthusiasts and the network's commitment to providing the best in traditional outdoor programming to America's anglers, hunters and outdoor enthusiasts.

About The Outdoor Channel
-------------------------
The Outdoor Channel is a national television network dedicated to providing the best in traditional outdoor programming to America's 82 million anglers, hunters and outdoor enthusiasts. The network features hunting, fishing, rodeo, shooting sports, motor sports, and related lifestyle programming. The Outdoor Channel reaches approximately 26 million homes through a combination of cable and satellite viewers. To get The Outdoor Channel, please call your local cable or satellite provider.

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